Exhibit 8.1

April 16, 2018

Boaz Energy II, LLC
201 West Wall Street, Suite 421
Midland, Texas 79701

Re:                             PermRock Royalty Trust Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Boaz Energy II, LLC (the “Sponsor”), a Delaware limited liability company, and PermRock Royalty Trust (the “Trust”), a Delaware statutory trust, with respect to certain legal matters in connection with the offer and sale of trust units representing beneficial interests in the Trust. We have also participated in the preparation of a Registration Statement on Form S-1, No. 333-224191 (the “Registration Statement”).

This opinion is based on the factual representations of the Sponsor concerning its business, properties and governing documents as set forth in the Registration Statement and the assumption that the Conveyance of Net Profits Interest and the documents related to the formation and operation of the Trust will be executed in the same form and with the same substance as the documents attached as exhibits to the Registration Statement.

In our capacity as counsel to the Sponsor and the Trust, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Taipei Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

April 16, 2018 Page 2

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Federal Income Tax Considerations” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Federal Income Tax Considerations.” We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing trust units pursuant to the Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins, L.L.P.